Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 32 PERCENT REVENUE GROWTH FOR FISCAL 2008; DILUTED EPS FROM CONTINUING OPERATIONS INCREASES 85 PERCENT TO $0.48 FROM $0.26
Company Plans to Expand Sales Force in Fiscal 2009
     ST. PAUL, Minn., December 3, 2008 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported strong revenue and net income performance for the fourth fiscal quarter and full fiscal year ended October 31, 2008.
     For the 2008 fourth quarter, net revenue rose to $12.7 million, a 24 percent increase over $10.3 million in the year-ago period. The company reported fourth-quarter net income from continuing operations of $1.9 million, or $0.15 per diluted share, up from net income of $1.1 million, or $0.08 per diluted share, in the year-earlier period.
     For fiscal 2008, net revenue rose to $49.8 million, up 32 percent from $37.7 million in fiscal 2007. Net earnings from continuing operations rose to $6.2 million, or $0.48 per diluted share, up 85 percent from $3.3 million, or $0.26 per diluted share, in fiscal 2007.
     Richard W. Kramp, Synovis Life Technologies’ president and chief executive officer, commented on the year: “With revenue growth exceeding 30 percent and operating income almost triple a year ago, fiscal 2008 was a very successful year. We saw strong revenue contributions from every product line. Our 43 direct U.S. sales people have established themselves and our products in their respective territories, and are effectively communicating the clinical benefits and financial value of our products to our physician customers. Due to the sales force’s productivity, in fiscal 2009, we plan to expand our sales staff by as many as 15 representatives, with up to seven being hired in the first quarter, of which four would focus on our
(more)

Synovis Life Technologies
December 3, 2008

surgical products and three would focus on our micro-surgical products. We firmly believe in the value of our products and underlying technology, and believe our current markets are very attractive.” Looking ahead to 2009 and beyond, Kramp commented, “In this challenging economy, I am also happy to end the fiscal year with a cash and investment position of nearly $75 million, or $6.22 per share, to support our growth and acquisition strategies.”
     Gross margin rose to 70 percent in the fourth quarter, a three-percentage point gain over the fourth quarter of fiscal 2007. Factors driving the improvement include: increased sales of higher-margin Veritas® and Peri-Strips® products, improved labor and material utilization and higher average net sales prices. Operating expenses increased 12 percent due to greater sales and marketing costs, as well as higher new business development costs and professional fees. Operating income for the fourth quarter totaled $2.2 million, up 145 percent from operating income of $914,000 a year earlier.
     As previously announced, the company completed the sale of substantially all of the assets of its interventional business on January 31, 2008. Operating results for the interventional business are reflected as discontinued operations for all periods presented. A pre-tax gain on the sale of the interventional business of $11.4 million was recorded in the first quarter of fiscal 2008. Income taxes recorded on the gain were $6.1 million, resulting in a net gain of $5.3 million.
Broad-Based Growth; Focused Market Opportunities
     Synovis offers a full product portfolio which includes tissue-based products, devices for microsurgery, and surgical tools and instruments with applications in several surgical specialties, including bariatric, general, vascular, neuro, micro and reconstructive surgery. Product-related highlights follow.
     Peri-Strips Dry, or PSD, product sales reached $4.7 million in the fourth quarter, a 31 percent increase over the year-ago period. In fiscal 2008, Peri-Strips revenue reached $17.7 million, a 28 percent increase over the prior fiscal year. PSD is a bovine pericardium-based staple-line buttress used primarily to control bleeding and leakage of gastric fluids in bariatric procedures to treat obesity. Peri-Strips products have an exceptionally low adverse event rate.
     Kramp said, “Our Peri-Strips product line has performed very well in the bariatric market. The publication of several articles throughout the year highlighting the benefits of gastric bypass surgery encourage patients to think seriously about this procedure for reduction in diabetes, blood pressure and risk of cancer, in addition to weight loss. More surgeons are recognizing the value of using a buttress to prevent serious complications due to leaks. Further, the growth of the sleeve gastrectomy procedure, which requires a longer staple line, may prompt surgeons who had not been using a buttress to use one in this procedure.”
(more)

Synovis Life Technologies
December 3, 2008

     Revenue from tissue patch products, including the Tissue-Guard product line and Veritas remodelable biomaterial, rose to $4.8 million in the fourth quarter, a 25 percent increase over the comparable period last year. Year over year, revenue in this category grew to $18.9 million, a 41 percent increase over fiscal 2007. Synovis launched Veritas into the complex ventral hernia repair market at the end of the fiscal 2007 first quarter, and the Veritas collagen matrix patch achieved sales of $4.5 million in fiscal 2008, more than triple the sales of fiscal 2007. Veritas, which is extremely strong and supple, acts as a “scaffold” to facilitate tissue regeneration. Tissue-Guard sales for the vascular, thoracic and neuro applications increased in both U.S. and international markets in fiscal 2008. As of year-end, more than 750,000 Tissue-Guard patches have been implanted since their introduction.
     “Veritas is an extraordinary technology and product,” Kramp said, “and we expect to continue to capture market share with Veritas in the intensely competitive hernia market, particularly the highly demanding ‘bridge’ application. As I said in our last investor conference call, in this difficult application, ‘excellent’ means ‘beats the competition’, and Veritas has worked here where others have failed. Its success rate is high, and we are now looking beyond the product itself to better understand factors which help produce a positive outcome. We feel we have a ‘best in class’ product, and to that end, we are investing in additional in vivo and clinical studies to document the comparative strengths of Veritas versus its biological competitors and to more fully understand the role of implant technique and other factors which might affect patient outcomes. To be effective, these studies will run over a two- to three-year period and are a necessary and worthwhile investment to meet our goal of establishing Veritas as a major player in the complex ventral hernia market.”
     Fourth-quarter revenue from the company’s micro-surgical product line rose 21 percent over the same period last year to $2.0 million. Sales of the Coupler, the primary microsurgery product — a device for connecting small blood vessels without sutures — led the growth of micro-surgical sales with a 26 percent revenue gain over the year-ago quarter. Full-year fiscal 2008 micro-surgical revenue rose 43 percent to $7.7 million, while Coupler revenue jumped 48 percent. The Coupler facilitates connecting extremely small blood vessels in about one-fourth of the time required by hand suturing. The vessel is connected in such a way that no foreign material is in the blood flow path, resulting in short- and long-term patency rates which compare favorably to hand suturing.
     Kramp noted, “Our micro-surgical direct sales force has been in place for nearly a year in the U.S., and our sales professionals continue to nurture existing relationships and build new ones in the very specialized micro- and reconstructive surgical community. Once surgeons begin using the Coupler, their interest tends to expand into the other high-quality instruments and devices we offer.”
(more)

Synovis Life Technologies
December 3, 2008

     In a December 1 release, Synovis announced that Daniel L. Mooradian, Ph.D., a highly qualified scientist with previous experience with Synovis and Veritas, has been named vice president of research and development.
Balance Sheet and Cash Flow
     Synovis had $46.9 million in cash and cash equivalents, as well as $3.0 million in restricted cash and $24.9 million in short- and long-term investments (inclusive of $6.6 million of auction rate securities), for a total of $74.8 million as of October 31, 2008, up from $53.7 million at the fiscal 2007 year-end. The increase was primarily due to the proceeds from the sale of the interventional business in January 2008, partially offset by the use of $8.5 million to repurchase approximately 504,000 shares of Synovis stock during fiscal 2008. Cash provided by operating activities from continuing operations was approximately $1.5 million in the fourth quarter of fiscal 2008 and approximately $5.7 million for fiscal 2008 full year.
Looking Ahead
     Management does not provide formal earnings guidance. However, the company expects to build on the solid growth foundation it has established. Management believes revenue will grow in the range of 20 percent to 25 percent in fiscal 2009 with gross margins expected to be above 70 percent for the year, dependent upon product mix. Operating expenses for fiscal 2009 are expected to grow at a rate similar to revenue growth; however, the growth of these expenses is expected to be weighted toward the beginning of the year due to the ramp of the clinical trials and hiring new sales professionals in the first half of fiscal 2009.
Conference Call and Webcast
     Synovis Life Technologies will host a live Webcast of its fiscal fourth-quarter conference call today, December 3, at 10 a.m. CT to discuss the company’s results. To access the live Webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, December 3.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 73333583. The audio replay will be available beginning at 1 p.m. CT on Wednesday, December 3, through 6 p.m. CT on Friday, December 5.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company that develops, manufactures and markets medical devices for the surgical treatment of disease. The
(more)

Synovis Life Technologies
December 3, 2008

company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our direct sales force to grow revenues, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, current market conditions affecting our investments and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended January 31, April 30, and July 31, 2008.
(more)

Synovis Life Technologies
December 3, 2008

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		12 Months Ended
	October 31		October 31
	2008	2007	2008	2007

Net revenue	$12,715	$10,275	$49,800	$37,691
Cost of revenue	3,790	3,409	15,656	13,321
Gross margin	8,925	6,866	34,144	24,370
Gross margin percentage	70%	67%	69%	65%

Selling, general and administrative	5,777	5,117	23,702	19,282
Research and development	912	835	3,248	2,620

Operating income	2,236	914	7,194	2,468

Interest income	487	625	2,077	2,092
Income from continuing operations before provision for income taxes	2,723	1,539	9,271	4,560
Provision for income taxes	814	462	3,106	1,268

Income from continuing operations	1,909	1,077	6,165	3,292

Discontinued operations:
Income (loss) from operations of discontinued business, net of tax provision (benefit) of $177, ($10) and $297, respectively	—	480	(20)	518
Gain on sale of discontinued operations, net of taxes of $6,083	—	—	5,340	—

Net income	$1,909	$1,557	$11,485	$3,810

Basic earnings per share:
- Continuing operations	$0.15	$0.09	$0.50	$0.27
- Discontinued operations	—	0.04	0.43	0.04

Basic earnings per share	$0.15	$0.13	$0.93	$0.31

Diluted earnings per share:
- Continuing operations	$0.15	$0.08	$048	$0.26
- Discontinued operations	—	0.04	0.42	0.04

Diluted earnings per share	$0.15	$0.12	$0.90	$0.30

Weighted average basic shares outstanding	12,363	12,317	12,395	12,225
Weighted average diluted shares outstanding	12,665	12,729	12,721	12,528
(more)

Synovis Life Technologies
December 3, 2008

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets (unaudited)
As of October 31, 2008, and October 31, 2007
(In thousands, except share and per share data)

	October 31,	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$46,895	$9,578
Restricted cash	2,950	—
Short-term investments	5,598	44,100
Accounts receivable, net	6,071	5,094
Inventories	5,733	4,900
Deferred income tax asset, net	—	805
Other current assets	2,390	942
Current assets — discontinued operations	—	8,921

Total current assets	69,637	74,340

Investments, net	19,345	—
Property, plant and equipment, net	2,931	3,279
Goodwill and other intangible assets, net	5,158	5,256
Deferred income tax asset, net	330	676
Other assets — discontinued operations	—	11,126

Total assets	$97,401	$94,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,168	$4,421
Deferred income tax liability, net	147	—
Current liabilities — discontinued operations	25	3,303

Total current liabilities	7,540	7,724
Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding, 12,018,670 at October 31, 2008 and 12,359,302 at October 31, 2007	120	124
Additional paid-in capital	72,181	78,347
Accumulated other comprehensive loss	(2,407)	—
Retained earnings	19,967	8,482

Total shareholders’ equity	89,861	86,953

Total liabilities and shareholders’ equity	$97,401	$94,677

# # #